EXHIBIT 99.1

FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway (Investors)
(773) 961-2222
gmogilner@midway.com
MIDWAY ANNOUNCES CHANGES TO ITS SENIOR MANAGEMENT TEAM
Chief Financial Officer Resigns, Ryan O’Desky Named Interim CFO;
Mona Hamilton to Head North American Marketing; Lee Jacobson to Head Business Development,
Licensing and In-Game Advertising
CHICAGO — January 14, 2008 — Midway Games Inc. (NYSE:MWY) today announced that Thomas E. Powell, Midway’s executive vice president, chief financial officer, and treasurer, has resigned to take a position with another firm. The Company has appointed Ryan O’Desky, vice president — finance, controller, and assistant treasurer, as interim chief financial officer and has initiated a search for a permanent replacement for Mr. Powell.
On the marketing side, Mona Hamilton and Lee Jacobson will assume expanded roles within Midway’s marketing organization. Ms. Hamilton, vice president — marketing for Midway Home Entertainment, will take on responsibility for all marketing activities throughout the North American region, including brand management, product marketing, creative services, and public relations. Mr. Jacobson, vice president — product acquisition and business development for Midway Home Entertainment, will expand his current business development responsibilities to include licensing and in-game advertising, as well as third-party developer relations. Steve Allison, senior vice president — marketing and chief marketing officer, will be leaving the Company, and will remain with Midway in an advisory role until March 31, 2008.
Ms. Hamilton, with more than 10 years experience in marketing roles throughout the consumer entertainment industry, came to Midway in 2003 from Ubisoft. Mr. Jacobson came to Midway in 1998 and has over 20 years experience in the industry in all aspects of the video game lifecycle.
David F. Zucker, president and chief executive officer, commented, “Midway has a deep and experienced management team, and Mona, Lee and Ryan will be instrumental in moving Midway forward into 2008 and beyond. We thank both Tom and Steve for their contributions to Midway and we wish them continued success in their future endeavors.”
About Midway Games
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.

FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involves risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and Midway undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances, except as required by law.
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